Exhibit 99.1

RAYTHEON	Media Relations

News release

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
James Fetig	Tim Oliver
781-860-2386	781-860-2167

Raytheon Reports First Quarter 2003 EPS of $0.27 from Continuing Operations

•	Bookings of $5.4 billion, exceed plan by $1 billion

•	Sales increased 7 percent; government and defense businesses up 12 percent

•	EPS of $0.23 including impact of discontinued operations

LEXINGTON, Mass., (April 22, 2003) – Raytheon Company (NYSE: RTN) reported first quarter 2003 income from continuing operations of $111 million or $0.27 per diluted share compared to $149 million or $0.37 per diluted share in the first quarter 2002. Non-cash pension expense (FAS/CAS pension adjustment) accounted for a $0.14 decrease in earnings per diluted share on a year-over-year basis.

The Company also reported first quarter 2003 net income of $95 million or $0.23 per diluted share compared to a net loss of $583 million or $1.44 per diluted share in 2002. Net income for the first quarter of 2003 includes a $16 million after tax loss in discontinued operations, or $0.04 per diluted share. The first quarter 2002 loss was driven by a loss on the sale of Aircraft Integration Systems (AIS) and the write-off of goodwill at Raytheon Aircraft and AIS.

Net sales for the first quarter 2003 were $4.2 billion, up from $3.9 billion in the comparable period in 2002. The government and defense businesses sales (after the elimination of intercompany sales) for the quarter increased 12 percent to $3.8 billion from $3.4 billion in the comparable quarter.

Consistent with previous guidance, free cash flow was an outflow of $819 million, including $305 million consumed by discontinued operations. Free cash flow for the comparable quarter last year was an outflow of $425 million. Free cash flow represents a non-GAAP financial measure that the Company defines as operating cash flow less capital spending and internal use software spending. A table reconciling this measure to the most directly comparable GAAP measure is included in the attachments to this press release.

“Our strong government and defense bookings, sales, and record backlog demonstrate that we are executing well and maintaining our focus on customer satisfaction,” said Daniel P. Burnham, Raytheon chairman and CEO. “During the quarter, we completed the acquisition of Solipsys Corporation, enhancing our ability to grow our defense business and provide integrated solutions to our customers. I am also pleased that Raytheon Aircraft has continued to meet its commitments despite the difficult market, which is a direct result of proactive measures taken by the management team.”

The Company ended the quarter with backlog of $26.7 billion, up from $25.7 billion in the 2002 comparable period.

SEGMENT RESULTS

Integrated Defense Systems

Integrated Defense Systems (IDS) first quarter 2003 net sales were $654 million, up 11 percent compared to $591 million in the first quarter 2002 due primarily to the start-up of DD(X), the Navy’s future destroyer program, as well as increased missile defense sales. IDS generated $74 million of operating income compared to $71 million in the comparable quarter.

During the quarter, IDS booked $225 million related to the renewal of an international technical support contract. In addition, subsequent to the quarter Raytheon was awarded a $300 million sole source contract to engineer, construct, integrate and test a forward-deployable Ballistic Missile Defense System (BMDS) radar. The BMDS radar, a transportable, X-band, phased array radar with sufficient sensitivity to detect, track and discriminate between missile threats, has the potential with future options to be an $800 million opportunity.

Intelligence and Information Systems

Intelligence and Information Systems (IIS) first quarter 2003 net sales were $462 million, up 11 percent compared to $417 million in the first quarter 2002 due primarily to continued strong growth in classified programs, as well as the start-up of the NPOESS program, a low-Earth orbiting polar satellite system designed to meet the nation’s future civilian science and military needs for accurate weather forecasting. IIS earned $41 million of operating income compared to $37 million in the comparable quarter a year ago.

During the quarter, IIS had more than $500 million in classified bookings, including a competitive procurement in excess of $300 million.

Missile Systems

Missile Systems (MS) first quarter 2003 net sales were $857 million, up 18 percent compared to $727 million in the first quarter 2002 driven by several programs that are transitioning from low-rate initial production to full-rate production, as well as increased sales volume on Tomahawk and AMRAAM. MS generated $101 million of operating income compared to $94 million in the comparable quarter.

During the quarter, the U.S. Navy awarded Raytheon a $225 million contract for the production of Tactical Tomahawk missiles. In addition, Raytheon won the majority share of a U.S. Air Force competition for production of Paveway II Laser Guided Bomb Kits, totaling $174 million. The Department of Defense announced that the Air Force would award a total of up to $2 billion for Paveway production through 2009. Also during the quarter, a Raytheon joint venture received its first major international award for Javelin from the United Kingdom’s Ministry of Defence. Raytheon’s share of this competitive win is approximately $150 million.

Network Centric Systems

Network Centric Systems (NCS) first quarter 2003 net sales were $771 million, up 3 percent compared to $748 million in the first quarter 2002. NCS earned $62 million in operating income compared to $73 million in the comparable quarter a year ago. The decline in operating income is due to performance issues on a few older programs.

During the quarter the United Kingdom’s National Air Traffic Services awarded Raytheon a $116 million contract to supply and install radars at 20 sites throughout the United Kingdom.

Space and Airborne Systems

Space and Airborne Systems (SAS) first quarter 2003 net sales were $894 million, up 26 percent compared to $707 million in the first quarter 2002, due primarily to higher sales on ASTOR, airborne radar programs and classified programs. SAS generated $104 million of operating income compared to $85 million in the comparable quarter as a result of higher sales volume.

During the quarter SAS received more than $200 million of bookings on classified programs.

Technical Services

Technical Services (TS) first quarter 2003 net sales were $491 million, down 7 percent from $528 million in the first quarter 2002, due primarily to program losses in 2002. TS generated $36 million of operating income compared to $35 million in the comparable quarter.

During the quarter TS was selected to support facilities used to train astronauts and flight controllers on critical mission skills at NASA’s Johnson Space Center under a five-year contract valued at $79 million including options. During the quarter, TS won 9 of 10 competitive pursuits.

Aircraft

Raytheon Aircraft (RAC) first quarter 2003 net sales were $377 million, down from $494 million in the first quarter 2002 due primarily to lower deliveries as well as a prior year divestiture. Excluding the divestiture, sales were down $28 million, or 7 percent from the prior year. RAC’s operating loss in the quarter was $38 million, compared to a loss of $53 million in the comparable quarter in 2002.

RAC delivered 31 commercial aircraft in the first quarter of 2003, compared to 43 in the same quarter last year.

DISCONTINUED OPERATIONS

The total pretax loss from discontinued operations for the quarter was $25 million. During the quarter, the Company recorded a $12 million pretax charge associated with increased costs for two construction projects and incurred $8 million of pretax period costs for the project management office of discontinued operations. The Company transferred care, custody and control of Mystic Block 8 to the customer this month and Block 8 now is in commercial operation. The Company is on schedule to complete Block 9 at Mystic and Fore River during the second quarter of 2003. Also, the Company recorded a $5 million pretax charge primarily related to the further write-down of Boeing Business Jet program inventory retained after the disposition of AIS.

Raytheon Company (NYSE: RTN), with 2002 sales of $16.8 billion, is an industry leader in defense, government and commercial electronics, space, information technology, technical services, and business and special mission aircraft. With headquarters in Lexington, Mass., Raytheon employs more than 76,000 people worldwide.

Disclosure Regarding Forward-looking Statements

Certain statements made in this release, including any statements relating to the Company’s future plans, objectives, and projected future financial performance, contain or are based on, forward-looking statements within the meaning of the federal securities laws. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan,” and variations of these words and similar expressions, are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. The Company expressly disclaims any current intention to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this release. Important factors that could cause actual results to differ include, but are not limited to: the ability to obtain or the timing of obtaining future government awards; the availability of government funding; changes in government or customer priorities due to program reviews or revisions to strategic objectives; difficulties in developing and producing operationally advanced technology systems; termination of government contracts; program performance and timing of contract payments; the performance of critical subcontractors; government import and export policies and other government regulations; the ultimate resolution of contingencies and legal matters, including investigations; the effect of market conditions, particularly in relation to the general aviation and commuter aircraft markets; the uncertainty of the timing and amount of net realizable value of Boeing Business Jet-related assets; the timing of project completion and customer acceptance of two Massachusetts construction projects; and the impact of change orders, the recoverability of the Company’s claims and the outcome of defending claims asserted against the Company.

Further information regarding the factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the Company’s SEC filings, including “Item 1–Business” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

Conference Call on First Quarter 2003 Financial Results

Raytheon’s financial results conference call will be Tuesday, April 22, 2003 at 9 a.m. Participants will be William Swanson president, Edward Pliner senior vice president and CFO and other company executives.

The conference call will be audiocast on the Internet at www.raytheon.com. Individuals may listen to the call and download charts that will be used in the call. These charts will be available for printing prior to the call.

Interested parties are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted to the site.

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Attachment A

Raytheon Company

Financial Information

First Quarter 2003

(In millions, except per share amounts)	Three Months Ended
	30-Mar-03	31-Mar-02
Net sales	$4,201	$3,911

Cost of sales	3,480	3,160
Administrative and selling expenses	302	294
Research and development expenses	106	104

Total operating expenses	3,888	3,558

Operating income	313	353

Interest expense	143	140
Interest income	(12)	(8)
Other expense	23	8

Non-operating expense, net	154	140

Income from continuing operations before taxes	159	213
Federal and foreign income taxes	48	64

Income from continuing operations	111	149
Loss from discontinued operations, net of tax	(16)	(224)

Income (loss) before extraordinary item and accounting change	95	(75)
Extraordinary gain from debt repurchases, net of tax	—	1
Cumulative effect of change in accounting principle, net of tax	—	(509)

Net income (loss)	$95	$(583)

Earnings per share from continuing operations
Basic	$0.27	$0.38
Diluted	$0.27	$0.37
Loss per share from discontinued operations
Basic	$(0.04)	$(0.57)
Diluted	$(0.04)	$(0.55)
Loss per share from cumulative effect of change in accounting principle
Basic	$—	$(1.29)
Diluted	$—	$(1.26)
Earnings (loss) per share
Basic	$0.23	$(1.47)
Diluted	$0.23	$(1.44)
Average shares outstanding
Basic	408.5	395.7
Diluted	411.1	404.9

Attachment B

Raytheon Company

Segment Information

First Quarter 2003

(In millions)

	Net Sales Three Months Ended		Operating Income Three Months Ended		Operating Income As a Perccent of Sales Three Months Ended
	30-Mar-03	31-Mar-02	30-Mar-03	31-Mar-02	30-Mar-03	31-Mar-02
Integrated Defense Systems	$654	$591	$74	$71	11.3%	12.0%
Intelligence and Information Systems	462	417	41	37	8.9%	8.9%
Missile Systems	857	727	101	94	11.8%	12.9%
Network Centric Systems	771	748	62	73	8.0%	9.8%
Space and Airborne Systems	894	707	104	85	11.6%	12.0%
Technical Services	491	528	36	35	7.3%	6.6%
Aircraft	377	494	(38)	(53)	-10.1%	-10.7%
FAS/CAS Pension Adjustment	—	—	(29)	52
Corporate and Eliminations	(305)	(301)	(38)	(41)

Total	$4,201	$3,911	$313	$353	7.5%	9.0%

Attachment C

Raytheon Company

Other Information

Continuing Operations

First Quarter 2003

	Backlog (In millions)
	30-Mar-03	31-Mar-02
Integrated Defense Systems	$5,364	$4,385
Intelligence and Information Systems	3,766	2,974
Missile Systems	4,261	3,298
Network Centric Systems	2,946	2,975
Space and Airborne Systems	4,593	4,917
Technical Services	1,507	1,947
Aircraft	4,027	4,873
Corporate	220	292

	$26,684	$25,661

U.S. government backlog included above	$19,352	$17,275

	Aircraft Deliveries (Units) Three Months Ended
	30-Mar-03	31-Mar-02
Hawker	8	9
Premier I	3	6
Beechjet	3	5
King Air	8	12
1900D Commuter	—	3
Pistons	14	14
T-6A	14	10

Total	50	59

	Aircraft Bookings (Units) Three Months Ended
	30-Mar-03	31-Mar-02
Hawker	7	40
Premier I	3	32
Beechjet	2	39
King Air	6	8
Pistons	13	18
T-6A	4	—

Total	35	137

Attachment D

Raytheon Company

Preliminary Financial Information

First Quarter 2003

(In millions)

Balance sheets

	30-Mar-03	31-Dec-02	31-Mar-02
Assets
Cash and cash equivalents	$387	$544	$1,484
Accounts receivable	537	675	375
Contracts in process	3,629	3,016	3,649
Inventories	2,045	2,032	2,159
Deferred federal and foreign income taxes	438	601	567
Prepaid expenses and other current assets	214	247	160
Assets from discontinued operations	74	75	150

Total current assets	7,324	7,190	8,544
Property, plant and equipment, net	2,387	2,396	2,293
Deferred federal and foreign income taxes	417	281	—
Goodwill	11,290	11,170	11,359
Other assets, net	2,894	2,909	3,597

Total assets	$24,312	$23,946	$25,793

Liabilities and Stockholders’ Equity
Notes payable and current portion of long-term debt	$1,528	$1,153	$1,792
Advance payments, less contracts in process	877	819	921
Accounts payable	693	776	782
Accrued salaries and wages	625	710	561
Other accrued expenses	1,139	1,316	1,413
Liabilities from discontinued operations	51	333	369

Total current liabilities	4,913	5,107	5,838
Accrued retiree benefits and other long-term liabilities	2,887	2,831	1,252
Deferred federal and foreign income taxes	—	—	908
Long-term debt	6,695	6,280	5,995
Mandatorily redeemable equity securities	858	858	857
Stockholders’ equity	8,959	8,870	10,943

Total liabilities and stockholders’ equity	$24,312	$23,946	$25,793

Debt-to-capital ratio

	30-Mar-03	31-Dec-02	31-Mar-02
Debt	$8,223	$7,433	$7,787
Capital	18,040	17,161	19,587

Debt-to-capital ratio	45.6%	43.3%	39.8%

Attachment E

Raytheon Company

Preliminary Cash Flow Information

First Quarter 2003

(In millions)

Cash flow information
	Three Months Ended
	30-Mar-03	31-Mar-02
Income from continuing operations	$111	$149
Depreciation	76	72
Amortization	13	16
Working capital	(512)	(402)
Discontinued operations	(305)	(224)
Capital spending	(58)	(85)
Internal use software spending	(21)	(26)
Other	(123)	75

Subtotal—free cash flow (a)	(819)	(425)
Net activity in financing receivables	104	(60)
Hughes Defense settlement	—	134
Acquisitions	(40)	—
Divestitures	—	1,123
Space Imaging debt guarantee	(130)	—
Dividends	(83)	(79)
Issuance of common stock	17	8
Debt borrowings (repayments)	793	(442)
Other	1	11

Total cash flow	$(157)	$270

Segment free cash flow information
	Three Months Ended
	30-Mar-03	31-Mar-02
Integrated Defense Systems	$(13)	$(125)
Intelligence and Information Systems	(88)	(47)
Missile Systems	(219)	(101)
Network Centric Systems	(173)	(127)
Space and Airborne Systems	(50)	(77)
Technical Services	6	22
Aircraft	3	34
Discontinued operations	(305)	(224)
Other	20	220

	$(819)	$(425)

(a)  See Attachment F for a description of free cash flow.

Attachment F

Raytheon Company

Reconciliation of Non-GAAP Financial Measure

First Quarter 2003

(In millions)

Reconciliation of Non-GAAP Financial Measure
	Three Months Ended
	30-Mar-03	31-Mar-02
Operating cash flow	$(740)	$(314)
Less: Capital spending	(58)	(85)
Internal use software spending	(21)	(26)

Free cash flow	$(819)	$(425)

Note: Free cash flow represents a non-GAAP financial measure defined as operating cash flow less capital spending and internal use software spending. The Company believes that free cash flow is an important measure of performance and uses this non-GAAP financial measure to evaluate the operating performance of its business and as a component for determining incentive-based compensation and that it is used by some investors, equity analysts and others to make informed investment decisions. The definition of free cash flow used here may differ from those being used by other companies.